UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2009

DELTEK, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33772	54-1252625
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13880 Dulles Corner Lane, Herndon, VA	20171
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (703) 734-8606

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Waiver of Shareholders’ Agreement Restrictions

The Company’s employees and directors have historically been subject to the terms and restrictions imposed by shareholders’ agreements entered into with the Company and the New Mountain Funds, among others. The shareholders’ agreements have generally applied to Company securities obtained by persons (i) prior to or in connection with the Company’s recapitalization in 2005, (ii) pursuant to equity awards made under the Company’s 2005 Stock Option Plan, (iii) pursuant to equity awards made under the Company’s 2007 Stock Option Plan or (iv) in connection with acquisitions made by the Company.

On December 15, 2009, the Company and the New Mountain Funds executed waivers that (i) waived the selling restrictions and the “drag-along” sale requirements imposed by the shareholders’ agreements on Mr. Kevin Parker, the President and Chief Executive Officer of the Company and the trust to which Mr. Parker has previously contributed shares of the Company’s common stock, (ii) waived the “drag-along” sale requirements imposed by the shareholders’ agreements entered into pursuant to the Company’s 2007 Stock Option Plan for all officers of the Company and for Ms. Nanci Caldwell, Mr. Joseph Kampf, Mr. Thomas Manley, Mr. Albert Notini, and Ms. Janet Perna, each of whom are directors of the Company, (iii) waived the selling restrictions and the “drag-along” sale requirements imposed by the director shareholder’s agreements to which Ms. Caldwell, Mr. Kampf, Mr. Notini, and Ms. Perna are parties, and (iv) amended the list of individuals and entities as to which the Former Employee and Other Stockholder Waiver Letter Agreement, dated October 30, 2009, applied.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1  Kevin Parker Waiver Letter Agreement, dated December 15, 2009, between Deltek, Inc. and New Mountain Capital

99.2  Directors Waiver Letter Agreement, dated December 15, 2009, between Deltek, Inc. and New Mountain Capital

99.3  Amendment dated December 15, 2009, to the Former Employee and Other Stockholder Waiver Letter Agreement, dated October 30, 2009, between Deltek, Inc. and New Mountain Capital

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTEK, INC.

By:	/s/ David Schwiesow
Name: David R. Schwiesow Title: Senior Vice President and General Counsel

Dated: December 15, 2009